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                                                                    EXHIBIT 99.1

                               CONSENT AND RELEASE

         This consent AND RELEASE (this "Agreement") is made and entered into as of the 22nd day of October, 2003 by LaSalle Bank National Association ("LaSalle"), Key Corporate Capital Inc. ("Key" and together with LaSalle, "Lenders"), Key Equipment Finance, a Division of Key Corporate Capital Inc. ("KEF"), Information Resources, Inc. ("IRI") and its wholly-owned U.S. subsidiaries (each, a "Borrower" and collectively, the "Borrowers"), Gingko Corporation ("Parent") and Gingko Acquisition Corp. ("Merger Sub" and together with Parent, the "Acquirors").

                                    RECITALS

         WHEREAS, on July 12, 2002, Lenders and Borrowers entered into that certain Revolving Credit Agreement (as the same has been and may be amended in accordance with its terms and as amended hereby, the "Credit Agreement"), pursuant to which Lenders agreed to extend credit to Borrowers in an aggregate principal amount not to exceed $40,000,000 (the "Credit Facility"); and

         WHEREAS, on July 19, 2002, KEF and IRI entered into that certain Master Equipment Lease Agreement, as amended (the "Master Lease"), pursuant to which KEF agreed to lease IRI the Equipment (as defined in the Master Lease); and

         WHEREAS, on September 8, 2003, pursuant to an Agreement and Plan of Merger (as the same has been amended on October 19, 2003 and as the same may be amended from time to time in accordance with its terms and conditions, the "Merger Agreement"), the Acquirors and certain other affiliated persons commenced a tender offer (the "Tender Offer") to acquire all the outstanding shares of IRI for $3.30 in cash for each IRI share plus a registered and tradable Contingent Value Right per share (each, a "CVR" and together with the cash for each IRI share, the "Merger Consideration"); and

         WHEREAS, each CVR will be evidenced by a CVR Certificate (as defined in the Merger Agreement) issued by the Information Resources, Inc. Litigation Contingent Payment Rights Trust (the "Trust") established pursuant to a the Certificate of Trust filed with the Secretary of the State of Delaware and an Amended and Restated Declaration of Trust to be entered into on and after the date hereof (the "Declaration of Trust"); and

         WHEREAS, pursuant to the Declaration of Trust and that certain Contingent Value Rights Agreement to be entered into by IRI, the Acquirors, the Rights Agents and the Trust, substantially in the form attached as Exhibit C to the Merger Agreement (as the same has been amended on October 19, 2003 and as the same may be amended from time to time in accordance with its terms and conditions, the "CVR Agreement"), holders of CVR Certificates are entitled to 68% of the proceeds received by IRI, if any, from the antitrust suit pending against ACNielsen (now owned by VNU NV), The Dun & Bradstreet Corp., and IMS International, Inc. (the "Lawsuit"), to the extent those proceeds are equal to or less than $200 million, and 75% of any such proceeds above $200 million, in each case subject to certain adjustments as further provided in the CVR Agreement (in the aggregate, the "CVR Litigation Proceeds"); and

         WHEREAS, in the event the Tender Offer is successful, Merger Sub will subsequently merge with and into IRI with IRI continuing as the surviving corporation (the "Merger"); and

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         WHEREAS, the Credit Agreement and, derivatively through the Credit
Agreement, the Master Lease, prohibits Borrowers from consummating certain of the transactions contemplated by the Merger Agreement and the CVR Agreement without the express written consent of Lenders and KEF; and

         WHEREAS, Borrowers and Acquirors desire that (i) Lenders and KEF provide the consents set forth in this Agreement and (ii) Lenders release their first priority security interest in the Lawsuit and the CVR Litigation Proceeds (collectively, the "Collateral"); and

         WHEREAS, Lenders and KEF agree to (i) grant those consents and (ii) release their first priority security interest in the Collateral, subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

                                    AGREEMENT

         1.       Consent to Transactions under the Merger Agreement and the CVR

Agreement.

                  (a) Subject to Section 1(b) of this Agreement, Lenders and KEF hereby consent to all of the actions and transactions contemplated by the Merger Agreement, the CVR Agreement and the Declaration of Trust, including, but not limited to (i) the Acquirors acquiring (A) that number of shares of IRI common stock which, when added together with all other shares of IRI common stock owned by the Acquirors, would equal 16,000,000 shares, or such other number of shares of IRI common stock as agreed to by the Acquirors and Borrowers pursuant to the Tender Offer and (B) any other shares of IRI common stock acquired, directly or indirectly, by the Acquirors after consummation of the Tender Offer, whether in any "subsequent offering period" or otherwise, (ii) the actions contemplated by Section 5.1(h)(ii) of the CVR Agreement and (iii) the subsequent Merger as proposed by the Merger Agreement and related agreements. For the sake of clarity, assuming Lenders' and KEF consent to an action or transaction contemplated by the Merger Agreement, the CVR Agreement and/or the Declaration of Trust shall not have been withdrawn in accordance with Section 1(b), the consummation of that action or transaction shall not (x) constitute a default, an event of default or the failure of any condition, or a breach or violation of any covenant, agreement, representation or warranty, in or under the Credit Agreement, the Master Lease or any related documents or (y) give rise to any rights or remedies that may be deemed to be otherwise available to Lenders under the Credit Agreement, KEF under the Master Lease or any related documents as a consequence of that action or transaction.

                  (b)      Any consent granted by Lenders and KEF pursuant to
         Section 1(a) of this Agreement to any action or transaction contemplated by the Merger Agreement, the CVR Agreement, and/or the Declaration of Trust may be withdrawn by means of written notice provided to IRI and Acquirors in the event there is a change to the terms of the Tender Offer or the Merger that is materially adverse to Lenders or KEF without Lenders' and KEF's prior written consent, provided, however, that it is expressly agreed that any extension of the Expiration Date (as defined in the Merger Agreement) of the Tender Offer to a date on or

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         prior to February 29, 2004, or any other administrative change shall not be deemed such a material adverse change. It is expressly understood by Borrowers that any extension of the Expiration Date past February 29, 2004 may be deemed by Lenders and KEF as such a material adverse change. Lenders' and KEF's consent shall be deemed withdrawn in the event (i) Borrowers accept a Superior Proposal made by a Potential Acquiror (as such terms are defined in the Merger Agreement) prior to the completion of the Merger, (ii) the Tender Offer is terminated for any reason that is materially adverse to Lenders or KEF without Lenders' and KEF's prior written consent or (iii) the Merger Agreement is terminated for any reason.

         2.       Release of Collateral.

                  (a) Subject to the satisfaction of the conditions set forth in Section 2(b) of this Agreement, on the Acceptance Date (as defined in the Merger Agreement), Lenders shall release their first priority security interest in the Collateral, provided, however, Borrowers and Acquirors hereby acknowledge and agree that any litigation proceeds that IRI is entitled to retain from the Lawsuit consistently with the CVR Agreement and the Declaration of Trust (which excludes, for the sake of clarity, the CVR Litigation Proceeds) shall not be deemed part of the Collateral released and will remain subject to Lenders' first priority security interest pursuant to the Credit Agreement and related documents.

                  (b) Lenders' obligation pursuant to Section 2(a) to release the Collateral on the Acceptance Date is conditioned upon the satisfaction of all of the following:

                           (i) the Acquirors shall have accepted shares of IRI common stock for payment pursuant to the Tender Offer;

                           (ii) the Merger Agreement shall have not been terminated prior to the Acquirors accepting shares of IRI common stock for payment pursuant to the Tender Offer, and the Acquirors shall be paying the Merger Consideration to those IRI shareholders who have tendered their shares pursuant to the Tender Offer, including, but not limited to, the issuance of the CVR Certificates;

                           (iii) Lenders shall not have provided prior written notice to IRI and Acquirors in respect of any change to the terms of the Tender Offer that shall have previously occurred that is materially adverse to Lenders without Lenders' prior written consent, provided, however, that it is expressly agreed that any extension of the Expiration Date of the Tender Offer or any other administrative change shall not be deemed such a material adverse change; and

                           (iv) Borrowers shall not have accepted a Superior Proposal made by a Potential Acquiror prior to the Acceptance Date.

                  (c)      In the event all of the conditions contained in
         Section 2(b) have been satisfied on the Acceptance Date, the release of the Collateral will be deemed effective on the Acceptance Date, and Lenders will promptly file the requisite UCC financing statements, in form and substance reasonably acceptable to Borrowers and Acquirors, releasing Lenders' first priority security interest in the Collateral.

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                  (d)      Lenders' agreement to release the Collateral pursuant
         to this Section 2 will be terminated if (i) Borrowers accept a Superior Proposal made by a Potential Acquiror prior to the completion of the Merger or (ii) the Merger Agreement is terminated for any reason.

         3. Payment of Fee to Lenders. In consideration of the consents granted by Lenders pursuant to Section 1(a) of this Agreement and their agreement to release the Collateral pursuant to Section 2(a) of this Agreement, IRI agrees to pay Lenders a fee of One Hundred Thousand Dollars ($100,000) in the aggregate (the "Fee"), which amount shall be divided between the Lenders in accordance with their Revolving Credit Commitments relative to the Aggregate Revolving Credit Commitments (as such terms are defined in the Credit Agreement). The Fee will be paid in full in immediately available funds upon execution of this Agreement by all parties and will be non-refundable in all cases, irrespective of whether the Tender Offer is successful, the Merger is completed, the Collateral is released, any consent granted pursuant to Section 1 of this Agreement is subsequently withdrawn in accordance with the terms of this Agreement or otherwise.

         4. Reduction in Revolving Credit Commitments. If and only if the Acceptance Date shall have previously occurred and the Tender Offer shall have been completed, Borrowers agree to a reduction in the Aggregate Revolving Credit Commitments available under the Credit Agreement, effective as of the Acceptance Date, to an amount not to exceed $25,000,000 (the "New Aggregate Revolving Credit Commitments"), which shall have the effect of reducing each Lender's Revolving Credit Commitment under the Credit Agreement to $15,625,000 for LaSalle and $9,375,000 for Key (each, a "New Revolving Credit Commitment"). The New Aggregate Revolving Credit Commitments and each New Revolving Credit Commitment for each Lender shall only be effective upon completion of the Tender Offer and the effective release of the Collateral, and shall remain in effect until the Credit Termination Date (as defined in Section 7).

         5. Firm Commitment Letter. Within twenty-eight (28) days after the Acceptance Date, IRI (or the Acquirors on IRI's behalf) shall obtain a firm, written commitment letter (the "Commitment Letter") from (or shall enter into a credit agreement with) a national financial institution reasonably acceptable to Lenders, which shall contemplate (or shall provide for one or more loans to IRI in an aggregate amount that is sufficient to satisfy in full), among other things, (i) the repayment of all Indebtedness (as defined in the Credit Agreement) owed under the Credit Facility and termination of the Credit Agreement and (ii) the termination of the Master Lease not later than fifteen
(15) days after the Credit Termination Date and the payment of all obligations of IRI to KEF under and in respect of the termination of the Master Lease, such amounts shall be detailed in the payoff letter to be issued by KEF and shall be consistent with the terms and conditions of the Master Lease (the "Payoff Letter"). In the event IRI is unable to obtain a Commitment Letter (or enter into a credit agreement) that meets the foregoing criteria, Borrowers shall pay to Lenders in lieu thereof a non-refundable fee in immediately available funds of Fifty Thousand Dollars ($50,000), which amount shall be divided among the Lenders in accordance with each New Revolving Credit Commitment relative to the New Aggregate Revolving Credit Commitments.

         6. Deposit Account. On or before the Credit Termination Date, IRI shall have established a deposit account with KeyBank National Association (the "Deposit Account") and shall maintain a balance of at least Two Million Seven Hundred Thousand Dollars ($2,700,000) in such account until all amounts due under the Payoff Letter have been paid in full.

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         7.       Repayment of Indebtedness under the Credit Agreement. If and only if the Acceptance Date shall have previously occurred and the Tender Offer shall have been completed, upon the earlier of (i) the consummation of the Merger or (ii) the earlier of March 30, 2004 and thirty (30) days after termination of the Merger Agreement (each, a "Credit Termination Date"), Borrowers shall repay all Indebtedness owed to Lenders under the Credit Agreement, including, but not limited to, all principal and interest due Lenders under the Credit Agreement. In the event the Acceptance Date shall have occurred and the Tender Offer shall have been completed, and Borrowers fail to repay all Indebtedness (as such term is defined in the Credit Agreement) owed to Lenders under the Credit Agreement on or before the Credit Termination Date, an "Event of Default" will be deemed to have occurred under the Credit Agreement, and Lenders will be entitled to all rights and remedies available to Lenders under the Credit Agreement and related documents upon the occurrence of an Event of Default thereunder. All Indebtedness still outstanding under the Credit Agreement will accrue interest at the following rates during the following periods: (i) the Default Rate (as defined in the Credit Agreement) for the first 30-day period following the Credit Termination Date, (ii) the Default Rate plus 2.00% from the 31st day through the 60th day, and (iii) Default Rate plus 4.00% from the 60th day after the Credit Termination Date and thereafter.

         8. Termination and Satisfaction of Obligations Under the Master Lease. IRI and KEF agree that not later than fifteen (15) days after the Credit Termination Date, IRI shall pay to KEF all amounts due pursuant to the termination of the Master Lease, such amounts to be set forth in the Payoff Letter and to be consistent with the terms and conditions of the Master Lease. In the event IRI fails to pay all amounts due pursuant to the Payoff Letter within fifteen (15) days after the Credit Termination Date, an "Event of Default" will be deemed to have occurred under the Master Lease and KEF will be entitled to all rights and remedies available to KEF under the Master Lease and related documents upon the occurrence of an Event of Default thereunder. All amounts due under the Payoff Letter still outstanding more than fifteen (15) days after the Credit Termination Date will accrue interest at the following rates during the following periods: (i) the Default Rate (as defined in the Master Lease) from the 16th day through the 30th day following the Credit Termination Date, (ii) the Default Rate plus 2.00% from the 31st day through the 60th day, and (ii) the Default Rate plus 4.00% from the 60th day after the Credit Termination Date and thereafter.

         9. Disputes; Specific Performance. Any disputes that arise under this Agreement will be handled in the same manner as if such dispute arose under the Credit Agreement (which shall include the provisions thereof with respect to selection of jurisdiction and waiver of jury trial by the parties thereto), except where such dispute is specific to the Master Lease, in which case, such dispute shall be handled as if such dispute occurred under the Master Lease. The parties hereto agree that irreparable harm would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Illinois or any Illinois state court located in Cook County, Illinois, in addition to any other remedy to which they are entitled at law or in equity.

         10. Severability. If any clause, provision or part of a clause or provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause, provision or part of a clause or provision, which shall remain in full force and effect.

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         11.      Costs and Expenses. Borrowers shall be responsible for all reasonable, documented and out-of-pocket fees, costs and expenses incurred by Lenders and KEF, including attorneys' fees and costs, in connection with (i) the negotiation and preparation of this Agreement and the transactions contemplated hereby and (ii) the administration, enforcement and collection by Lenders or KEF of their rights and remedies under this Agreement, the Credit Agreement and the Master Lease, as the case may be.

         12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of all parties, provided that no assignment of any party's rights or obligations under this Agreement shall relieve that party of any of its obligations under this Agreement.

         13. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to that subject matter. Any modification, amendment or waiver of any right, remedy, obligation or provision of this Agreement may be made only by an instrument in writing signed by (a) in the case of a modification or amendment, all of the parties hereto or (b) in the case of a waiver, the party against which that waiver is to be effective (and, if IRI is the waiving party, the Acquirors). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person, other than the parties hereto and their respective successors and assigns.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to choice or conflict of law provisions.

         15. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which will be deemed original, but all of which together will constitute one and the same instrument.

         16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if provided in accordance with Section
10.10 of the Credit Agreement, provided that copies thereof are also delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the following parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           Gingko Corporation
                           c/o Symphony Technology Group
                           4015 Miranda Avenue
                           2nd Floor
                           Palo Alto, California 94304
                           Attention: Managing Partner
                           Facsimile: (650) 935-9501

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                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Attention: John D. Amorosi
                           Facsimile: 212 450 3010

No notice or other communication under this Agreement shall be deemed received until the time set forth in the Credit Agreement and receipt by the above persons on the date of actual receipt by such persons if received before 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt by such persons.

                            [signature page attached]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        INFORMATION RESOURCES, INC.
                                        a Delaware corporation, on behalf of all Borrowers

                                        By: ____________________________________

                                        Its: ___________________________________

                                        LASALLE BANK NATIONAL ASSOCIATION

                                        By: ____________________________________

                                        Its: ___________________________________

                                        KEY CORPORATE CAPITAL INC.

                                        By: ____________________________________

                                        Its: ___________________________________

                                        KEY EQUIPMENT FINANCE, a Division of Key
                                        Corporate Capital Inc.

                                        By: ____________________________________

                                        Its: ___________________________________

                                        GINGKO ACQUISITION CORP.

                                        By: ____________________________________

                                        Its: ___________________________________

                                        GINGKO CORPORATION

                                        By: ____________________________________

                                        Its: ___________________________________

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